EXHIBIT 23.2

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan and the Amended and Restated 2004 Omnibus Stock Plan of Gander Mountain Company of our report dated April 8, 2005 with respect to the financial statements and schedule of Gander Mountain Company for the three years ended January 29, 2005 included in its Annual Report on Form 10-K for its fiscal year ended January 29, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 14, 2005